EXHIBIT 99.1

PRESS RELEASE
Contact:	Mark E. Hood SVP, Chief Financial Officer (314-633-7255)

Panera Bread Reports System-Wide Comparable Bakery-Cafe Sales Increased 9.6%
For the Four Weeks Ended June 14, 2005

St. Louis, MO, June 28, 2005 – Panera Bread Company (Nasdaq:PNRA) today reported that system-wide comparable bakery-cafe sales increased 9.6% for the four weeks ended June 14, 2005. The breakdown between Company-owned and franchised bakery-cafes is as follows:

	For the 4 weeks	For the 8 weeks	Year-to-date through
	ended June 14, 2005	ended June 14, 2005	June 14, 2005
Company-owned	8.2%	8.7%	7.7%
Franchised	10.2%	10.5%	7.7%
Total System	9.6%	10.0%	7.7%

Comparable bakery-cafe sales increases exclude closed locations and are based on sales for bakery-cafes that have been in operation for at least 18 months.

Although system-wide comparable sales growth for the 8 weeks ended June 14, 2005 is somewhat higher than the Company’s previously stated 6.5% to 8.0% comparable sales growth target for the entire second quarter, the Company still expects earnings per diluted share will be in line with the Company’s previously stated target range of $0.32 to $0.33 per diluted share, an increase of 52% to 57% over Q2 2004.

System-wide sales are a non-GAAP financial measure that includes sales at all Company and franchise bakery-cafes. Management uses system-wide sales information internally in connection with store development decisions, planning, and budgeting analyses, and believes it is useful in assessing consumer acceptance of the Company’s brand and facilitating an understanding of financial performance as the Company’s franchisees pay royalties and contribute to advertising pools based on a percentage of their sales.

Panera Bread Company owns and franchises bakery-cafes under the Panera Bread® and Saint Louis Bread Co.® names. The Company is a leader in the emerging specialty bread/cafe category due to its unique bread combined with a quick, casual dining experience. Additional information is available on the Company’s website, www.panera.com.

Matters discussed in this news release, including any discussion or impact, expressed or implied, on the Company’s anticipated growth in comparable bakery-cafe sales and earnings per share contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are often identified by the words “believe”, “positioned”, “estimate”, “project”, “target”, “continue”, “intend”, “expect”, “future”, and “anticipates”, “preliminary” and similar expressions. All forward-looking statements included in this release are made only as of the date of this release, and we do not undertake any obligation to publicly update or correct any forward-looking statements to reflect events or circumstances that management’s present belief, expectations, or intentions regarding the Company’s future performance. The Company’s actual results could differ materially from those set forth in the forward-looking statements due to known and unknown risks and uncertainties and could be negatively impacted by a number of factors. These factors include but are not limited to the following: the availability of sufficient capital to the Company and the developers party to franchise development agreements with the Company; variations in the number and timing of bakery-cafe openings; the ability by the Company and franchisees to operate additional bakery-cafes profitably; public acceptance of new bakery-cafes and new markets; competition; national and regional weather conditions; changes in restaurant operating costs, particularly market changes, food and labor costs, and inflation; changes in consumer nutritional habits; consumer reaction to pricing or menu ingredient changes; changes in costs of new bakery-cafe openings and other factors that may affect retailers in general. These and other risks are discussed from time to time in the Company’s SEC reports, including its Form 10-K for the year ended December 25, 2004.